Exhibit (c) (ii)

GRINDROD SHIPPING

Taylor Maritime Investments

Overview

December 2021 / Confidential

Jefferies

Taylor Maritime Investments

Company Overview

Summary

- Taylor Maritime Investments ("TMI") is an internally managed closed-end investment company specializing in Japanese geared dry bulk assets
- TMI went public in a $254 million IPO in May 2021 and is listed on the Premium Segment of the Main Market of the London Stock Exchange. The company raised ~$160 million in new capital
- TMI is targeting a high dividend yield of at least 7%, total NAV return of 10 – 12% per annum through operating profit and capital growth and long-term ungeared capital structure
- The initial fleet of 23 vessels comprised of 19 Japanese built Handysize, 2 Chinese-built Handysize and 2-Japanese built Supramax vessels
- In July 2021, TMI raised an additional $75 million in a follow-on offering. Proceeds from the offering, use of its undrawn revolver and organically generated cash flow were utilized to acquire an additional 9 Japanese Handysize vessels
- As of 30 Sep 2021, TMI reported an unaudited Net Asset Value of $458 million or $1.40 / share

Price Performance & Volume Since IPO

Share Price (12/30/21)	$ 1.34
% of 52-Week High	94%

Share Performance	
Since IPO	34%
60D	3%
30D	5%

Avg. Daily Volume (000's)(1)	
Since IPO	146.5
60D	141.3
30D	137.4



Share Price
$1.50
$1.40
$1.30
$1.20
$1.10
$1.00
$0.90
$0.80
Volume (000's)
3,000
2,500
2,000
1,500
1,000
500
-
Reported NAV 9/30: $1.40 / share
May-21
Jun-21
Jul-21
Aug-21
Sep-21
Oct-21
Nov-21
Dec-21
Volume
Price

Net Asset Value Composition (Sep-21)



$363m
($25m)
$121m
$458m
1.11
(0.08)
0.37
1.40
$ / share
FMV - Fleet
Debt
Net Current Assets
NAV 30-Sep-21

Note: As of 30-Sep-21, 20 vessels had been delivered to TMI

Largest Shareholders

Investor	Shares Held	% Owned	Market Value
Christian Oldendorff	36.3	11.0%	$ 48.5
PointState Capital	28.5	8.6%	38.0
M&G Investment Management	21.1	6.4%	28.1
Fidelity Investment Management	17.8	5.4%	23.8
Waverton Investment Management	15.2	4.6%	20.3
West Yorkshire Pension Fund	14.0	4.2%	18.6
Taylor Point (MI) Ltd.	12.7	3.8%	16.9
Jupiter Asset Management	8.7	2.6%	11.6
Man Group Investments	4.4	1.3%	5.9
Newton Investment Management	4.4	1.3%	5.9
Top-10 Shareholders	163.1	49.4%	$ 217.7
Other Shareholders	167.1	50.6%	223.1
Total	**330.2**	**100.0%**	**$ 440.8**

Christopher Buttery has a non-controlling interest in Taylor Point (MI) Ltd.

Inclusive of this entity and personal holdings, the Buttery family owns ~4.0% of TMI's ordinary shares outstanding

Market data as of 12/30/2021

Source: Taylor Maritime Investments publicly available materials.

(1) Total shares outstanding is 330.2 million as of November 2021

Taylor Maritime Investments (Cont'd)

Fleet and Management

GRINDROD SHIPPING

TMI Employment Strategy

- TMI targets a strategically balanced mix of short, medium and long-term charters
- Plan to secure more long-term charters of > 1 year on about 50% of the fleet from end of 1Q22 and into 2Q22
- Portion of the fleet to remain on short to medium term charters to benefit from periodic imbalances to optimize earnings / yield. Further, this provides flexibility regarding potential selective asset sales

Current TMI Charter Duration



19%
19%
63%
<6 months
6-12 months
>12 months

Target TMI Charter Duration



25%
50%
25%

Key Management Team and Board

Management Team	Position
Edward Buttery	Chief Executive Officer, Executive Director
Alexander Slee	Chief Operating Officer
Yam Lay Tan	Chief Financial Officer
Camilla Pierrepont	Chief Strategy Officer

Board Member	Position	Selected Experience
Nicholas Lykiardopulo	Independent Chair	Neda Maritime
Christopher Buttery	Non-Executive Director	Pacific Basic, Epic Gas
Helen Tveitan	Independent Non-Exec. Director	Carisbrooke Shipping
Trudy Clark	Independent Non-Exec. Director	KPMG
Sandra Platts	Independent Non-Exec. Director	Kleinwort Benson

NAV Evolution



$254
$0.98
$286
$1.13
$458
$1.40
IPO
(May 2021)
30-Jun-21
30-Sep-21
NAV ($ millions)
NAV per share

Fleet Summary (as of 30-Dec-21)

Segment	Vessel Count	DWT	Avg. Age
Handysize (Non-Eco)	▪ 25 On-the-Water(1) ▪ 3 To-be-Delivered	931k	11.3 years
Handysize (Eco)	▪ *NA*	*NA*	*NA*
Supramax (Non-Eco)	▪ 2 On-the-Water	114k	10.0 years
Supramax (Eco)	▪ *NA*	*NA*	*NA*
On-the-Water Fleet (27)		**1,022k**	**11.4 years**
Total Fleet (30)		**1,121k**	**11.2 years**

(1) Excludes the two Chinese-built Handysize vessels reported sold in December 2021.
Source: Taylor Maritime Investments publicly available materials.

Taylor Maritime Investments (Cont'd)

Trust Financial Reporting 9/30/2021

($ Thousands, except per share values)

Note on Reporting

- Due to its closed-end fund structure, TMI does not report its annual and semi-annual financials in a GAAP or otherwise conventional manner
  - Additionally, as its vessels are held in SPVs under the trust structure, operating income is reported as a gain on asset fair value through profit and loss (including revenues, operating expenses and revaluations of assets), with vessel-level operating details not disclosed
- The information provided here is on an as-reported basis for the period from 31 March 2021 (date of incorporation) to 30 September 2021

Income Statement - 6 months ended 30 September 2021		
Net gains on assets at fair value	$	128,971
Less: Net FX losses		(21)
Total Fund Income	**$**	**128,951**
Director and staff costs		978
Audit and interim review fees		289
Administration fees		85
Office support fees		113
Travel and marketing fees		40
Broker's fees		28
Share-based payments		58
Other expenses		135
Total Fund Operating Expenses	**$**	**1,726**
Pre-Tax Earnings	**$**	**127,225**
Less: Taxes		(18)
Net Income	**$**	**127,207**

P&L Bridge

Charter income net of related costs	Vessel opex and SPV G&A	Financing costs	Gain on assets	***Total Income***
$34.9	($12.7)	($1.2)	$108.0	***$129.0***

Figures in $ millions as reported in TMI semi-annual report

Cash Flow Statement - 6 months ended 30 September 2021		
Net Income		127,207
Less: Net gains on assets at fair value		(128,971)
Plus: Equity-settled share based awards		58
Plus: Net FX losses		21
Less: Increase in receivables		(65)
Plus: Increase in payables		786
Less: Purchase of investments		(223,546)
Net Cash Flow from Operations	**$**	**(224,511)**
Proceeds from share issuance		235,000
Share issue costs		(6,481)
Net Cash Flow from Financing	**$**	**228,519**
Less: Net FX losses		(21)
Net Increase in Cash & Equivalents	**$**	**3,988**

Balance Sheet - 30 September 2021		
Financial assets at fair value	$	455,196
Total Non-current Assets	**$**	**455,196**
Cash and cash equivalents		3,988
Trade and other receivables		65
Total Current Assets	**$**	**4,053**
Total Assets	**$**	**459,249**
Trade and other payables		786
Total Current Liabilities	**$**	**786**
Net Assets	**$**	**458,463**
Share capital		331,198
Retained earnings		127,207
Other reserves		58
Total Equity	**$**	**458,463**
Shares Outstanding 9/30/2021		327,895,878
Net Asset Value per Share	**$**	**1.40**

Source: Taylor Maritime Investments publicly available materials.

UK Investment Trust Market Overview

GRINDROD SHIPPING

Structure Overview

- UK Investment Trusts are closed-end investment funds based in the UK that receive HMRC tax benefits provided certain conditions are met, including:
  - Investment risk is spread across multiple underlying assets
  - Shares are traded on a regulated exchange
  - At least 85% of income is distributed to shareholders (subject to certain exemptions)
  - Not a "close company" (privately controlled by five or fewer individual participators)

	Typical Trust Listing Characteristics	Taylor Maritime Investments
Exchange	Premium Listing on the LSE	Premium Listing on the LSE (LSE:TMI)
Structure	Closed-end funds structured as public limited companies (plcs)	Closed-end fund
Valuation	Net Asset Value-based	Net Asset Value-based
Board of Directors	Majority independent board of directors	Majority independent board of directors
Leverage	Company-level decision, not capped by structural requirements. Typically, not more than 25-40%	Capped at 25%
Management	Typically externally managed, though no structural requirements	Internally managed
Assets & Concentration	• Typically, investment companies specialize in a specific asset class (e.g. real estate, hedge funds, private equity, debt, leasing, infrastructure and energy) • Seek diversification within the asset class to ensure viability of tax treatment and dividend policy	• No single vessel represents 20% of NAV • No charterer represents more than 25% of NAV • Exposure to spot market capped at 25% of NAV • No investment will be made in cruise ships, passenger ships, Ro-Ros, tugboats, offshore
Dividend	Advantageous structure for income generation, paying a percentage of generated income semi-annually or quarterly, targeting long-only investors with yield appetite	• 7% initial yield and total NAV return of 10 – 12% per annum
Continuation Resolution	A continuation resolution is typically proposed in the annual general meeting after 7 years	• After 7 years and every 5 years thereafter

Primary Issuance in the Investment Trust Sector 2015-2020 (GBP)



£2,756m
£3,031m
£5,186m
£3,150m
£3,313m
£3,395m
£323m
£695m
£577m
£1,161m
£95m
£672m
£1,118m
£1,146m
£312m
£1,031m
£1,346m
£2,497m
£59m
£898m
£673m
£1,520m
£38m
£1,109m
£952m
£1,215m
£1,857m
£500m
£1,038m
2015
2016
2017
2018
2019
2020
Property
Infrastructure
Renewables
Leasing

Source: Taylor Maritime Investments. Association of Investment Companies Statistics.

Closed-Ended Investment Funds

General Requirements for Premium Listing

GRINDROD SHIPPING

Listing Requirements	Investment Activity	▪ Assets must be managed in a way that spreads risk ▪ Trading activity that is significant to the fund as a whole may not be conducted ▪ Avoidance of cross-financing between the businesses forming part of the fund's investment portfolio ▪ Avoidance of common treasury functions between the fund and investee companies
	Cross-holdings	▪ No more than 10% of total assets may be invested in other listed closed-ended investment funds – This may be increased to 15% if the fund includes this as part of its a published investment policy
	Feeder Funds	▪ If the fund principally invests in another company or fund that invests in a portfolio of investments (a "master fund"), the fund must ensure that the investee's investment policies are consistent with the applicant's published investment policy and provide for spreading investment risk
	Investment Policy	▪ Fund must have a published investment policy with information relating to asset allocation, risk diversification, and leverage, and must be sufficiently precise and clear as to enable an investor to assess the investment and the significance of any proposed policy changes.
	Board Independence	▪ As the board of directors of the fund must be able to act independently, majority of the board, including the chairperson, must be independent
Listing Procedures	Sponsors	▪ The fund is required to retain a sponsor in accordance to general FCA security listing guidelines for each application of listing equity shares
	Multi-Class	▪ If listing multiple classes of securities or an umbrella fund, details must be provided regarding the various classes or designations of securities issued
Continuing Obligations	Material Changes to Investment Policy	▪ The fund must submit any material changes to its published investment policy to the FCA for approval, as well as gain the approval of its shareholders ▪ In considering what is a material change to the published investment policy, the fund must regard the cumulative effect of all the changes since shareholders last had the opportunity to vote on the investment policy
	Conversion	▪ Existing listed classes of equity shares may not be converted into a new class or an unlisted class without prior shareholder approval
	Other	▪ The fund must gain shareholder approval to issue further shares of the same class as existing shares (including issues of treasury shares) for cash at a price below the NAV per share of those shares unless they are first offered pro rata to existing holders of shares of that class
Related Party Transactions	Exemption from Related Party Transactions	▪ Related-party transactions do not apply to the fund for arrangements between it and its investment manager(s) when each party invests in or provides finance to an entity or asset where the transaction is: – Made at the same time and on substantially the same economic and financial terms; or – Referred to in the closed-ended investment fund's published investment policy; or – Made in accordance with a pre-existing agreement between the fund and the manager when the manager was appointed
Notifications and Reporting	Tax Status	▪ A closed-ended investment fund must provide notification of any change in its taxation status as soon as possible
	Additional Annual Reporting Requirements	▪ In addition to the general annual reporting requirements set forth by the FCA, a fund must include in its annual reports: – A comprehensive and meaningful analysis of its portfolio as well as a statement regarding the spreading of investment risk – A summary of the principal appointment and compensation agreements between the fund and its investment manager(s) – An opinion statement as to whether the directors believe the continuing appointment of the investment manager is in the interests of the shareholders – The full text of its current published investment policy
	Half-Yearly Reports	▪ In addition to annual reporting requirements, half-yearly reports and preliminary statements of annual results must include information showing the split between received dividends and interest as well as other forms of income (including income of associated companies)
	Cross-holdings	▪ At the end of each quarter, a fund must provide a list of all investments in other listed closed-ended investment funds, provided the fund does not have stated investment policies regarding investing in other listed closed-ended investment funds

Source: Financial Conduct Authority Handbook.

Side-by-Side Reference Statistics

Grindrod Shipping		Taylor Maritime Investments
32	**Fleet size**	30(1)
6.9 years	**Average Age**	11.2 years
1.5 million(2)	**Deadweight Tonnage**	1.1 million
$167.1 million	**Net Debt(3)**	$120.0 million
$477.8 million ($24.70 / share)	**Net Asset Value(4)**	$458.5 million ($1.40 / share)
$325.0 million ($16.80 / share)	**Market Capitalization**	$440.8 million ($1.34 / share)
68.0%	**Price / NAV**	96.1%
86.2%	**% 52-week High**	92.7%
19.4 million(5)	**Fully Diluted Shares Outstanding**	330.2 million
254,496	**30D Average Daily Volume**	137,413
$3.6 million	**30D Average Daily Dollar Volume**	$0.2 million
81.7%	**Top 10 Shareholder Ownership**	49.4%

(1) Excludes the two Chinese-built Handysize vessels reported sold in December 2021.
(2) Includes GRIN's MR2 tanker vessel Matuku.
(3) As of 9/30/21. TMI net debt is pro forma for December revolver draw and repayment of remaining long-term debt reported on 9/30/21.
(4) GRIN NAV utilizing 9/30/21 balance sheet information, adjusted for subsequent share repurchases and using average fleet value from CRSL database and VesselsValue as of 12/30/21. TMI NAV as reported on 9/30/21.
(5) Includes restricted stock and adjusted for share repurchases as of 12/30/21.

Source: FactSet, Capital IQ, and company materials and filings. Market data as of 12/30/21, fleet and capitalization data as of latest company materials and filings.